Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AGCO Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-178399, No. 333-142711, and No. 333-85404) on Form S-8 of AGCO Corporation of our reports dated February 27, 2012, with respect to the consolidated balance sheets of AGCO Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of AGCO Corporation.

Our report dated February 27, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph that states AGCO Corporation acquired GSI Holdings Corp., Shandong Dafeng Machinery Co., Ltd., Laverda SpA, and AGCO-Amity JV (collectively, the “Acquired Entities”) during 2011, and management excluded from its assessment of the effectiveness of AGCO Corporation's internal control over financial reporting as of December 31, 2011, the Acquired Entities' internal control over financial reporting associated with total assets of approximately $1,685.8 million and total revenues of $249.4 million included in the consolidated financial statements of AGCO Corporation and subsidiaries as of and for the year ended December 31, 2011. Our audit of internal control over financial reporting of AGCO Corporation also excluded an evaluation of the internal control over financial reporting of the Acquired Entities.

/s/ KPMG LLP

Atlanta, Georgia
February 27, 2012